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
                                                                                                                       Exhibit 99
                                                    MONSANTO COMPANY
                                          COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                  (Dollars in millions)

                                                     Six        Eight
                                                    Months     Months
                                                    Ended       Ended
                                                   Feb. 29,    Aug. 31,                      Year Ended Dec. 31,
                                                     2004       2003        2002       2001       2000       1999       1998
                                                     ----       ----        ----       ----       ----       ----       ----
Income (Loss) From Continuing Operations
     Before Income Taxes
         and Cumulative Effect of
         Accounting Change                          $162       $(38)        $202       $459       $334       $263       $(60)

Add:
     Fixed charges                                    55         71          105        147        272        305        140
     Less capitalized interest                        (4)        (4)          (8)       (30)       (37)       (23)        (9)
     Dividends from affiliated companies               0          0            1          1          1          1          1
     Equity affiliate expense - net                   20         26           43         41         34         18         31
                                                    ----       ----         ----       ----       ----       ----       ----

Earnings available for fixed charges                $233       $ 55         $343       $618       $604       $564       $103
                                                    ====       ====         ====       ====       ====       ====       ====

Fixed Charges:
     Interest expense                               $ 44       $ 57         $ 81       $ 99       $214       $269       $121
     Capitalized interest                              4          4            8         30         37         23          9
     Portion of rents representative of
         interest factor                               7         10           16         18         21         13         10
                                                    ----       ----         ----       ----       ----       ----       ----
Fixed Charges                                       $ 55       $ 71         $105       $147       $272       $305       $140
                                                    ====       ====         ====       ====       ====       ====       ====

Ratio of Earnings to Fixed Charges                  4.24       0.77*        3.27       4.20       2.22       1.85       0.74*
                                                    ====       ====         ====       ====       ====       ====       ====


* Earnings were inadequate to cover fixed charges by $16 million for the eight months ended Aug. 31, 2003, and by $37 million for the year ended Dec. 31, 1998.

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